Exhibit 16.1

August 18, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read the Change in Accountants disclosure within the Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Registration Statement (Form S-4), of Gregg Appliances, Inc. and are in agreement with the statements contained in the first, second, third, and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP